UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

MONOGRAM ORTHOPAEDICS, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 24R-00245

Delaware	81-2349540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3913 Todd Lane Austin, TX	78744
(Address of principal executive offices)	(Zip Code)

(512) 399-2656
Registrant’s telephone number, including area code

Series A Preferred Stock
(Title of each class of securities issued pursuant to Regulation A)

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TABLE OF CONTENTS

THE BUSINESS	- 1 -

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	- 6 -

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES	- 10 -

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	- 11 -

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	- 12 -

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	- 13 -

OTHER INFORMATION	- 14 -

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDING DECEMBER 31, 2019 AND DECEMBER 31, 2018	- 15 -

In this Annual Report, the term “Monogram Orthopaedics” “Monogram”, “we”, “us”, “our” or “the company” refers to Monogram Orthopaedics, Inc, and the term “Offering” refers to the company’s Regulation A – Tier 2 offering of Series A Preferred Stock qualified by the SEC on September 20, 2019 and terminated on April 24, 2020.

Due to circumstances related to COVID-19, we were unable to meet our April 29, 2020 annual report filing requirements for securities sold pursuant to Tier 2 of Regulation A and have relied on the temporary relief granted by the Securities and Exchange Commission pursuant to Rule 257(f) under Regulation A. COVID-19 impacted our ability to prepare our audited financial statements and this annual report.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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THE BUSINESS

Overview

Monogram Orthopaedics, Inc was incorporated under the laws of the State of Delaware on April 21, 2016 as “Monogram Arthroplasty Inc.” On March 27, 2017, the company changed its name to “Monogram Orthopaedics, Inc.” Monogram Orthopaedics is developing a product solution architecture with the goal to enable mass personalization of orthopedic implants by linking 3D printing and robotics via automated digital image analysis algorithms. The company has a robot prototype that can execute optimized paths for high precision insertion of optimized implants in synthetic bone specimens. These implants and cut-paths are prepared based on proprietary Monogram designs. Monogram intends to produce and market surgical robotic equipment and related software, orthopaedic implants, tissue ablation tools, navigation consumables and other miscellaneous instrumentation necessary for the execution of reconstructive joint replacement procedures.

On February 24, 2020, the company executed an industrial net lease at 3913 Todd Lane in Austin, Texas, which serves as its new headquarters.

Our Background

Our company’s business is based on ideas formulated by Dr. Douglas Unis, an Associate Professor of Orthopaedic Surgery, and technology developed by Dr. Unis, Professor Anthony Costa, the head of the Neurosurgery Simulation Core, and Sulaiman Somani, a medical student at the Mount Sinai School of Medicine (“MSSM”).

Our founding philosophy is that advances in technology will usher in new way of thinking about reconstructive joint procedures and orthopedic implants. We believe that the future of orthopedic joint replacements lies in build-to-order, patient optimized implants that are inserted into bone cavities prepared by high precision robotic tools. We believe that to facilitate the cost-efficient delivery of anatomy restoring patient optimized implants it is necessary to develop efficient processes for designing and fabricating implants and surgical plans. Patient optimized implants require high-precision bone preparation that moves beyond two dimensional planar cuts or alignment, for example. It is our assessment that for these processes to be truly scalable they require a high degree of optimization and a high functioning navigated surgical robot capable of executing complex cutpaths; i.e. a product solution architecture with image processing, scalable customized implant design, pre-operative planning, and robotic execution.

It is our view that 3D printed patient optimized implants will prove to be clinically superior over the long term while also alleviating the tremendous inventory burden and capital inefficiencies of generic implant distribution. We believe that implants should be designed and optimized to fit and restore a patient anatomy and that the ability of a robot to execute irregular cuts could exceed the capabilities of even the most skilled surgeons. Monogram believes that the use of patient specific implants and robotic surgery will, over time, reduce complication, failure rates and reduce costs considerably.

Principal Products and Services

Monogram’s primary business will be to design and manufacture optimized hip, knee and shoulder implants using primarily 3D printed manufacturing as well as the equipment required for insertion, including:

•	Navigated surgical robots with optical tracking equipment and an end-effector,

•	Pre-operative and intra-operative software,

•	Consumable Tissue ablation tools, and

•	Navigation consumables (fiducial markers, tracked retractors, etc.).

The Monogram robotic system and related hardware (optical tracking equipment, end-effector, etc.) are multi-use capital equipment. To properly use the robotic system, Monogram’s pre-operative planning software, robotic controls and intra-operative software are needed. This software will be subject to an annual license, fees for which will be based on the scope of use (total hip arthroplasty, total knee arthroplasty, or multiple applications, for example). Each clinical application will be billed separately. During the procedure, a mix of re-usable and single use instrumentation is needed. The elements of our system are sold separately but generally must be used with the system to properly perform its intended clinical function.

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A significant percentage of orthopaedic medical devices are outsourced to original equipment manufacturers (OEMs). Monogram intends to outsource the manufacture of its products (including implants and instrumentation needed to execute reconstructive joint replacements) to large, established suppliers that may already be approved suppliers for the largest market participants and may have decades of product specific manufacturing expertise. Monogram intends to work with FDA registered ISO 13485 approved suppliers with the proper Quality Management Systems and product specific expertise.

According to analysis conducted on orthopaedic procedures, as of 2018 the average cost of implant components for total hip procedures was approximately $5,079 and for primary total knee procedures $4,485. Monogram expects to price our products consistent with the market.

Market

According to sources and analysis trusted by management, the orthopaedic devices market is considered to be highly concentrated, with the top five market participants accounting for almost 58% of total sales as of 2018. The joint reconstruction devices market, which will be Monogram’s primary target market, reconstructive joint replacements, is even more concentrated with the top four market participants accounting for approximately 74% of sales for the total market. The total joint replacement devices market as of 2018 was approximately $18.9 billion globally. In the United States, the number of hip replacement procedures was estimated to be to 646,900 and the number of knee replacements was estimated to be 1,011,300 in 2018.

Most patients who undergo reconstructive joint replacement surgeries are aged between 50 and 80 years old with the average patient age for hip and knee replacements around approximately 65 years of age. Many of these patients rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to pay for all or a portion of the costs and fees associated with joint replacement surgeries.

According to the orthopaedic industry statistical analysis and research, the reconstructive joint replacement market is expected to grow at an annual rate of approximately 3.6% with growth driven primarily by an aging population, the obesity epidemic and developments in advanced materials that have improved the longevity of implants and their efficacy for younger patients which grows the patient candidate pool. The fastest growing patient demographic are patients aged 45 to 54 years of age. It should be noted that COVID-19 has had a significant and material adverse impact on the orthopedic market that will likely result in permanent demand destruction. These market growth estimates do not factor in the impact of the COVID-19 crisis and management expects that the market for orthopaedic procedures could shrink.

Management believes that the market for robotics and surgically prepared press-fit implants will outpace broader market growth primarily because of the limited market penetration and observed growth of the Stryker Corporation. In particular, management has paid close attention to Stryker’s performance in the CT based robotically prepared press-fit knee market. Stryker’s $134.7M year-over-year revenue growth from 2017 to 2018 was 2.7 times as much as Zimmer Biomet, Depuy Synthes and Smith & Nephew combined. MAKO is a robotic-arm assisted technology that uses a CT-based preoperative plan to help surgeons provide patients with a personalized surgical experience. Monogram believes this indicates low penetration of press-fit knees as a percentage of Total Knee Replacements. According to sources and analysis trusted by management, less than 10% of knees are uncemented. The Stryker Corporation has indicated in a Company Conference Presentation on February 27, 2019 at the SVB Leerink Global Healthcare Conference, that there are 5,000 orthopaedic hospitals in the US, the majority of which they think would be a candidate for at least one robot. As of Q4 2019, the Stryker Corporation had approximately 700 robots installed in the US. Monogram management believes that robot penetration and the use of surgical robots for bone preparation of press-fit implants is low. Management believes that optimized press-fit (also “uncemented”) implants and the use of navigated robotic insertion will grow, driven by an industry focus on normalizing patient outcomes and efforts to mitigate clinical risk and improve productivity and the benefits of not using bone cement. At the same conference, the Stryker Corporation described the limitations of cement; handling time, set-up time, odor related to it and most significantly, leaving behind another foreign body that can degrade over time and cause implant loosening. Monogram’s implants will not utilize bone cement, which we believe provides an opportunity for us to disrupt this market. With the technology and product infrastructure we are developing, we believe we will be in prime position to capitalize on this growing market.

Competition

We face competition from large, well-known companies in the medical device industry as a whole, as well as specifically in the orthopaedic medical device industry. Currently the top five market participants in the joint replacement devices market are Zimmer Biomet Holdings, Inc., DePuy Orthopaedics, Inc., a Johnson & Johnson company, Stryker Corporation, and Smith & Nephew, Inc. These companies dominate the market for orthopaedic products. These companies, as well as other companies like ConforMIS, Inc., offer implant solutions, including (depending on the competitor) a combination of conventional instruments and generic implants, robotics and generic implants, or patient-specific instruments and patient-specific implants for use in conventional total and partial orthopaedic replacement surgeries.

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Currently, we are not aware of any well-known orthopaedic companies that broadly offer robotic technology in combination with surgical navigation for the insertion of patient-specific orthopaedic implants. To our knowledge the only use of robotic technology in combination with surgical navigation is for the insertion of generic orthopaedic implants. These competitors and other medical device companies have significant financial resources and may seek to extend their robotics and orthopaedic implant technology to accommodate the robotic insertion of patient specific implants. A number of these and other companies also offer surgical navigation systems for use in arthroplasty procedures that provide a minimally invasive means of viewing the anatomical site.

Our Innovative Approach

Monogram’s principal innovation over our competition will be our ability to produce robotically inserted orthopaedic implants rapidly and at scale. The product solution architecture that we are developing enables rapid fabrication of optimized robotically inserted orthopaedic implants.

The Monogram technology platform – a series of algorithms that generate optimized implants from patient specific CT scans that can be integrated into a navigated robotic system for surgery – seeks to optimize the design and insertion of high conforming implants from raw CT images using digital image analysis algorithms. The navigated robot can then execute optimized cut paths that surgically prepare the corresponding cavities to facilitate high-precision insertion of the implants.

We believe that Monogram’s navigated robot features several enhancements that will improve the user experience as compared to the current robots in use. Specifically, we intend for the Monogram robot to feature tracking cameras that are mounted directly to the robot to track various surgical instruments. The robot also features seven degrees-of-freedom with control algorithms that leverage the kinematic redundancy to avoid interoperative boundaries and optimize the surgical execution. Additionally, the robot will utilize complex tracking capabilities for soft-tissue avoidance. Monogram is also working on enhancements to registration and tracking.

For the implants, it is generally understood that a tight fit and insertability can be conflicting requirements for viable implants. The Monogram implants are designed such that cortical contact, and therefore stability, are maximized while remaining insertable. The Monogram implants are designed to reconstruct the native patient anatomy as closely as possible.

With generic implants in hips for example, manual bone preparation can contribute to periprosthetic fracture, dislocation, leg length inequality, subsidence and early loosening, and suboptimal function outcomes. With generic knee implants aseptic loosening of the tibial component and malalignment can be reasons for failure. Current hip stems can have limited options to restore anatomy. For example, most implants are available in only two widths despite wide human anatomic variations. Generic implants can be geometric as opposed to organic in shape, which limits the amount of direct bone contact required for initial stability and long-term biological fixation. There is currently no commercially viable way to produce implants matching both the internal bone cavity and external biomechanics of the joint. The software required to efficiently create 3D models and implants from patient imaging is highly sophisticated. Additionally, there are limited methods for precisely sculpting an implant’s exact complement in bone.

Our surgical approach will attempt to use uniquely designed and additively manufactured (AM) patient matched titanium hip stems and tibial knee implants that will require robotically milled complementary cavities for insertion. Monogram is a pre-commercialization company that has not yet validated our manufacturing method or the clinical efficacy of our products. The scope of development and capabilities may be affected by our ability to commercialize certain aspects of our technology. To date the goal of our development efforts has been to determine if our hypothesis that patient specific implants inserted into robotically prepared surgical cavities warrants further research and development. The commercial implementations of our designs may differ considerably from the initial design concepts. The goal of our implants is to more accurately restore patient anatomy and mitigate some of the potential causes of failure described above. We have conducted preliminary testing that we interpret to be supportive of our hypothesis that more accurate restoration of patient anatomy and robotic insertion of patient specific implants improves initial stability and we believe to warrant further research. We will continue to focus our development efforts with a focus on pre-operative planning, robotic execution and implant design. Our testing will likely include comparisons with implants that may represent the existing standard of care as a benchmark to try and demonstrate that the initial stability of our implants shows less micromotion than their generic counterparts. Furthermore, validation of the viability of our manufacturing method is critically important to our success. Our R&D efforts will consist primarily of simulating mechanical strength tests mandated by the FDA. Considerable work remains to validate our manufacturing method. Furthermore, robotically preparing the simulated bone specimens for insertion of our implants for our evaluation has proven extremely challenging and is currently more time consuming than the manual insertion methods. The added time to register the bone and to robotically execute the cuts is a disadvantage of our system. It should be noted that while our system has performed well in synthetic bone specimens in the past, we need to prove commercial feasibility in a range of human bones to test our ability to produce corresponding implants and cavities.

Management believes that it is possible that the Monogram equipment will be cheaper and more capital efficient than traditional knee and hip replacement systems. For example, the Mako robot produced by Stryker Corporation (Ticker: SYK) is the dominant leader in navigated surgical robotics with 700 robots installed globally, based on public information from a Q4 2019 Stryker Corp Earnings Call. Further, public information from a Q3 2018 Stryker Corp Earnings Call, Stryker established that it was selling its Mako robots for $1,000,000, while reporting gross profit margins on its robot sales of 62%. Our management believes that this could imply a production cost of approximately $380,000 per robot. We estimate the cost to produce one of our own robots will be below this cost. Investors should note, our assumptions about the production costs of Stryker may be inaccurate, or may not be current.

Sales & Orders

The specific sales process for each of our product categories is as follows:

Surgical Robot with End-Effector

Generally, the company must identify a surgeon within the organization willing to advocate for the purchase of the capital equipment to the hospital. Orders are placed by hospital finance and buying departments in advance of any surgical procedures. Cost is often a major objection to purchase. Monogram intends to address this objection by offering high performing equipment at a price that is below other market participants. Some of Monogram’s competitors offer hospitals financing options for large equipment purchases. Monogram will explore offering financing options. Investors should note that Monogram may incur losses from the initial placement of robotic systems at discounted prices.

Cutting Tools and Navigation Consumables

Consumable equipment is generally billed per use and associated with the specific surgical case for which it was used. The hospital takes stock of consumed materials which are billed by Monogram.

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Technology Platform

Monogram will license its technology platform to hospitals, which will provide those hospitals with access to Monogram’s pre-operative surgeon planning portal, where surgeons can access via a web-based interface. The motion control and intra-operative control algorithms are embedded in the surgical robotic system.

Implants

Monogram will receive orders for implants through the Monogram technology platform. The hospital will generally aggregate the materials used in a given surgical case which are billed by Monogram.

Design

The Monogram technology platform seeks to optimize the design of high conforming implants from raw CT images using digital image analysis algorithms. These algorithms generate implant designs that are sent to a manufacturer to produce the implants. Monogram may combine certain existing generic implant components with certain proprietary monogram components. For example for knees, we may combine our tibial component with a generic locking mechanism, insert and femoral component. For hips, we may combine a Monogram hip stem with other generic components of the total hip implant system, such as the head, liner, and acetabular cup. Monogram will be producing a proprietary tibia but the other components of the total knee replacement (femoral implant and plastic insert) are standard. Monogram is focusing on developing technologies only where management believes there is a clear potential to drive clinical benefit from those technologies.

Monogram’s other products are pre-designed, and therefore will only require manufacture and distribution in order to reach the end-customer.

Manufacturing

The implant designs generated on the Monogram technology platform will be used to create 3D printed titanium implants manufactured by an established ISO13485 contract manufacturer. The company is in discussions with development and manufacturing companies for these services.

Manufacturing of our surgical robots, navigation consumables and cutting tools will be outsourced to well-established FDA registered ISO13485 approved manufacturers with proven quality management systems.

Quality Control and Dispatch

Our proposed distribution model contemplates using a distribution facility to ship our products to customers. Such facilities will receive final products from our suppliers that have been approved by their respective quality management systems. Our distribution facility will then conduct a final inspection of the products, and, once approved, ship them to our customers.

Our Market

We intend to market our products to orthopaedic surgeons, hospitals (or other medical facilities), and patients. Our ideal customers are hospitals in high population metropolitan regions that tend to employ high-volume technology focused surgeons.

Through the use of direct sales representatives, independent sales representatives and distributors, we intend to market and sell our products in the United States and over time in other markets if we are able to successfully scale operations in the United States.

Research and Development

The company currently has several Research and development (“R&D”) initiatives underway including micromotion studies of press-fit knee implants, testing of a hybrid knee that combines generic femoral components and locking mechanisms, cadaveric testing and performance testing of a robot mounted navigation system. In addition Monogram is testing novel methods of registration and tracking. R&D amounted to $194,287 and $31,700 for the years ended December 31, 2019 and 2018, respectively. In 2018, the majority of our R&D expenses were related to costs incurred developing and testing our patient specific hip implant for initial stability with the UCLA Orthopaedic Biomechanics Laboratory. In 2019, the majority of our R&D related expenses were related to research and testing of our patient optimized tibial component with the Orthopaedic Biomechanics and Advanced Surgical Technologies Laboratory at the University of Nebraska Medical Center and the development of our navigated robotic system. We expect to continue spending at elevated levels on R&D as we continue our development. We intend to use the proceeds of our recent offering under Regulation A (“the Offering”) to fund future R&D initiatives, such as cadaveric studies of our knee implants for both robotic and manual placement, development of our surgical navigation systems, development of our computer vision algorithms and continued development and testing of our implants.

Employees

The company currently has 8 full-time employees that are expected to work out of our headquarters at 3913 Todd Lane, Suite 307, Austin, TX 78744. Please note that because of the COVID-19 pandemic 3 of our employees that were expected to relocate have been unable to relocate to Austin, TX.

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Regulation

Medical products and devices are regulated by the Food and Drug Administration (the “FDA”) in the United States and can be regulated by foreign governments for devices sold internationally. The Federal Food, Drug and Cosmetic Act and regulations issued by the FDA regulate testing, manufacturing, packaging, and marketing of medical devices. Under the current regulations and standards, we believe that our products and devices are subject to general controls, including compliance with labeling and record-keeping rules. In addition, our medical devices require pre-market clearance, which for our products and devices will require a 510(k) premarket notification submission.

Further, our manufacturing processes and facilities are also subject to regulations, including the FDA’s QSR requirements (formerly Good Manufacturing Practices). These regulations govern the way we manufacture our products and maintain documentation for our manufacturing, testing and control activities. In addition, to the extent we manufacture and sell products abroad, those products are subject to the relevant laws and regulations of those countries.

Finally, the labeling of our products and devices, our promotional activities and marketing materials are regulated by the FDA and various state agencies. Violations of regulations promulgated by these agencies may result in administrative, civil or criminal actions against us or our manufacturers by the FDA or governing state agencies.

As of the date of this Annual Report, Monogram has not yet received clearance to market its products in the United States (FDA) or internationally, and as such is not currently selling and distributing any products. Monogram has engaged a regulatory consulting group, “Musculoskeletal Clinical Regulatory Advisers, LLC” to assist with its 510(k) premarket notification submission for our system of products and technology. On March 31, 2020, Monogram executed a binding term sheet which outlined a license, supply and distribution agreement with a medical device company with orthopedic implants. Management believes it is in the best interest of the company to pursue separate regulatory submissions for the robot and implants. We hope to submit to the FDA our 510(k) premarket notification submission for the robot within three years of the closing of the Offering, which occurred in April, 2020, and expect approval by the FDA within 12 months of submission. It should be noted that Management believes we may require additional capital beyond what has been raised to pursue a separate implant approval and robot approval. We anticipate that we will be able to submit to the FDA our 510(k) premarket notification for the implants in 2021. The implants would be designed for insertion with both manual instruments and with a surgical robot, but would not be approved for insertion with the surgical robot until such a time as the surgical robot was approved by the FDA. For the robot submission, the company expects FDA approval of its 510(k) premarket notification within 4 years of the closing of the Offering, but anticipates it is likely additional capital will be required to complete the submission and obtain the FDA approval. Notably, these timelines for both the implants and the robot assume no requests for clinical data from the FDA. The company does not anticipate it will be able to accelerate the timeline for the robot submission at this time.

Intellectual Property

Monogram Orthopaedics does not currently hold any issued patents or trademarks. We have licensed from Mount Sinai the following patent applications, which is currently under review:

ID Type	Patent Name	Application	Filing Date
Patent Application Number	APPARATUS, METHOD AND SYSTEM FOR PROVIDING CUSTOMIZABLE BONE IMPLANTS	16/153,334	5-Oct-18
Patent Application Number	CUSTOMIZED TIBIAL TRAYS, METHODS, AND SYSTEMS FOR KNEE REPLACEMENT	PCT/US2020/020279	28-Feb-20
U.S. Provisional Patent Application Number	REGISTRATION AND/OR TRACKING OF A PATIENT'S BONE EMPLOYING A PATIENT SPECIFIC BONE JIG	62/990,827	17-Mar-20
Patent Application Number	CUSTOM HIP DESIGN AND INSERTABILITY ANALYSIS	PCT/US2020/028499	16-Apr-20
U.S. Provisional Patent Application Number	CUSTOMIZED TIBIAL TRAYS, METHODS, AND SYSTEMS FOR KNEE REPLACEMENT (with screws)	63/027,098	19-May-20
Patent Application Number	A SYSTEM AND METHOD FOR INTERACTION AND DEFINITION OF TOOL PATHWAYS FOR A ROBOTIC CUTTING TOOL	PCT/US20/33810	20-May-20
Patent Application Number	ROBOT MOUNTED CAMERA REGISTRATION AND TRACKING SYSTEM FOR ORTHOPEDIC AND NEUROLOGICAL SURGERY	PCT/US2020/035408	29-May-20

Additionally, the company has developed its own intellectual property which would not require a license from Mount Sinai. Information on patent filings by the company are included below:

ID Type	Patent Name	Application	Filing Date
Provisional Patent Application	NAVIGATION AND/OR ROBOTIC TRACKING METHODS AND SYSTEMS	63/037,699	11-Jun-20

Litigation

From time to time, the company may be involved in a variety of legal matters that arise in the normal course of business. The company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

The company leases office space at 3913 Todd Lane, Suite 307, Austin, TX 78744 which serves as its headquarters. Monogram intends to lease distribution facilities in the future.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the fiscal years ended December 31, 2018 and December 31, 2019 should be read in conjunction with our financial statements and the related notes included in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Monogram Orthopaedics, Inc was incorporated under the laws of the State of Delaware on April 21, 2016 as “Monogram Arthroplasty Inc.” On March 27, 2017, the company changed its name to “Monogram Orthopaedics, Inc.” Monogram Orthopaedics is developing a product solution architecture with the goal to enable mass personalization of orthopedic implants by linking 3D printing and robotics via automated digital image analysis algorithms. The company has a robot prototype that can execute optimized paths for high precision insertion of optimized implants in synthetic bone specimens. These implants and cut-paths are prepared based on proprietary Monogram designs. Monogram intends to produce and market surgical robotic equipment and related software, orthopaedic implants, tissue ablation tools, navigation consumables and other miscellaneous instrumentation necessary for the execution of reconstructive joint replacement procedures.

Results of Operations

Year ended December 31, 2019 Compared to Year ended December 31, 2018

The company is in an early stage of development.  The company did not generate revenues for the years ended December 31, 2019 and 2018.

Our costs and expenses currently consist of general and administrative expenses consisting primarily of salaries, travel and office expenses of administrative employees and contractors, software license fees, and other overhead expenses. Costs and expenses totaled $1,676,695 for the year ended December 31, 2018 compared to $650,127for the year ended December 31, 2018, an Increase of 158%, primarily due to:

•	General and administrative expenses increased to $179,671 for the year ended December 31, 2019 from $101,679 for the year ended December 31, 2018, a 77% increase, due primarily to increases in fees incurred in connection with the Offering, as well as increases in salaries and payroll taxes, reductions in insurance premiums, and small medical equipment purchases that were not made in 2018.;
•	Marketing and advertising expenses increased to $205,207 for the year ended December 31, 2019 from $3,154 for the year ended December 31, 2018 in connection with the Offering that was conducted by the company in 2019. Marketing and advertising efforts by the company prior to commencing the Offering were minimal;

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Wages and payroll related expenses decreased to $344,757 for the year ended December 31, 2019 from $378,523 for the year ended December 31, 2018, a 8.9% decrease primarily due to reductions in company personnel in 2019. However, the company incurred $614,870 in stock-based compensation expenses during the year ended December 31, 2019, of which $0 was incurred during the year ended December 31, 2018, in conjunction with the issuance of Common Stock and options to purchase Common Stock;

•	Legal and professional services expenses increased to $106,140 for the year ended December 31, 2019 from $104,114 for the year ended December 31, 2018, an increase of 1.9% due to fees incurred in connection with the issuances of convertible notes, intellectual property filings, contract negotiations, and this Offering;

•	Research and development costs increased to $194,287 for the year ended December 31, 2019 from $31,700 for the year ended December 31, 2018, a 512.9% increase, due to research related to testing of our patient optimized implant components with the Orthopaedic Biomechanics and Advanced Surgical Technologies Laboratory at the University of Nebraska Medical Center and the development of our navigated robotic system; and

Other expenses increased to $119,570 for the year ended December 31, 2019 from $62,141 for the year ended December 31, 2018, an increase of 92.4%. This increase was primarily due to:

•	Interest expenses increasing to $124,470 for 2019 from $62,184 for the year ended December 31, 2018, an increase of 100.2% primarily due to the issuance of additional convertible notes see “—Liquidity and Capital Resources” below; and
•	Depreciation expense increasing to $31,763 for 2019 from $30,957 for 2018, an increase of 2.6%, due to depreciation related to equipment purchased in 2018 and 2019 that were not subject to a full year of depreciation in 2018.

As a result of the foregoing, the company generated a net loss of $1,796,265 for the year ended December 31, 2019 compared to a net loss of $712,268 for the year ended December 31, 2018, an 152.2% increase in net loss.

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Since the end of the period covered by our financial statements, our legal and professional, research and development, payments to contractors, and marketing and advertising expenses are expected to increase in connection with the Offering. Our expenses related to wages and payroll taxes have temporarily decreased due to employees voluntarily deferring wages and temporary reductions in headcount. We expect wages and payroll tax expenses to increase following the Offering. We expect rent to decrease following a move to a less expensive facility.

Liquidity and Capital Resources

At December 31, 2019 the company’s cash on hand was $2,319,393. The company is not generating revenues and requires the continued infusion of new capital to continue business operations. The company has recorded losses since inception, and as of December 31, 2019, had negative working capital of $462,380 and a stockholders’ deficit of $274,632. The company has historically been capitalized by contributions from related parties and its officers and directors. The company plans to continue to try to raise additional capital through crowdfunding offerings, equity issuances, or any other method available to the company. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

As of the December 31, 2019, the company had sold 702,021 shares of its Series A Preferred Stock in the Offering for total gross proceeds of $2,808,084. On March 17, 2020, the company filed a 253G2 supplement in connection with the Offering, indicating that the company intended to terminate the Offering on April 24, 2020 (the “Termination Date”). The company terminated the Offering on the Termination Date. As of the Termination Date, the company had raised gross proceeds of $14,435,668 from the sale of 3,608,917 shares of Series A Preferred Stock. As of the date of this Annual Report, the company has received only $5,057,772 of gross proceeds from the Offering, as the company is still holding closings for the remainder of investments in the Offering.

The company estimates that the proceeds raised from the Offering can continue to fund the company’s current rate of operations through 2020 without raising additional capital. However, the company may determine that additional capital raising activity would be beneficial to enhancing the operations of the company.

Issuances of Equity and Convertible Notes

Since inception, the company has funded operations through the issuance of equity securities and convertible notes. During the year ended December 31, 2018, the Company issued convertible for total proceeds of $1,148,000. During the year ended December 31, 2019, the company did not have any convertible promissory note issuances that resulted in proceeds to the company. In February 2019, the company issued a convertible promissory note to Benjamin Sexson, the company’s CEO, in consideration for deferred compensation in the amount of $48,000 that were converted into convertible notes. The company did not receive any proceeds from issuances of Common Stock in 2018. The company received cash proceeds of $489 from the issuance of shares of Common Stock to its Chief Executive Officer in 2019. As described above, the company sold shares of Series A Preferred Stock in the Offering in 2019 – see “Liquidity and Capital Resources”.

Indebtedness

Since inception, the company has entered into convertible notes in the combined principal amount of $2,124,000. Convertible notes comprising $1,830,000 of the $2,124,000 bear interest at 6% per year. Convertible notes comprising $294,000 of $2,124,000 bear interest at 4% per year. The combined principal amount and the accrued interest of these notes was $2,329,719 as of December 31, 2019. On April 29, 2020, the company repaid a note payable to Pro-Dex, Inc. in the amount of $934,866.67, reducing this total balance. The remaining balance of these notes was represented by notes that were subject to mandatory conversion upon closing of an equity financing in which the company issues and sells shares of its Preferred Stock for gross proceeds equal to or exceeding $5,000,000. These notes were previously filed as exhibits to the company’s Form 1-A filed on September 10, 2019. On April 23, 2020 the company triggered this conversion from sales of its Series A Preferred Stock in the Offering, resulting in aggregate gross proceeds to the company of $5,057,772 as of same date. As such, as of the date of this Annual Report, these notes are no longer outstanding. While the company has not yet issued the shares issuable upon conversion of these notes, the company anticipates that a total of 1,299,746 shares of its Series A Preferred Stock will be issued to the noteholders for the conversion of their notes before the end of 2020.

The company currently has no material commitments for capital expenditures.

7

Trend Information

Our primary addressable market is for reconstructive hip and knee procedures, specifically primary Total Hip Arthroplasty (“THA”) and primary Total Knee Arthroplasty (“TKA”) procedures. Reconstructive joint replacement procedures are intended to replace diseased or damaged bone with fabricated implants designed to restore patient function. Management of the company has reviewed third party reports which identify According to iData Research, Inc. of Vancouver, British Columbia, it is estimated that approximately 646,900 THA and 1,011,300 TKA procedures where were conducted in the United states in 2018, compared to 448,700 THA procedures and 805,500 TKA procedures in 2017. This represents a year-over-year increase in surgical volume from 2017 to 2018 of 3.4% for THA procedures and 4.6% for TKA procedures. Generally, the fabricated implants are surgically inserted and fixation is achieved via cement or osseointegration (“press-fit”, “cementless”, “uncemented”). Monogram is focusing its developments on cementless knee fixation.

Joint reconstruction and musculoskeletal care are widely recognized as highly effective treatments as measured by the rates of long-term survivability. As such we expect the procedure volumes to continue to grow with strong demographic tailwinds. Industry publications identify the global market for Knee Joint Reconstruction Sales in 2018 was estimated to be $9.1bn and the global market for Hip Joint Reconstruction Sales was estimated to be $7.6bn in the same period. Those same publications projected the market for Knee Joint Reconstruction Sales to increase to $10.7bn by 2023 and projected the market for Hip Joint Reconstruction Sales to increase to $8.9bn by 2023. While insurers and other healthcare providers such as Centers for Medicare & Medicaid Services ("CMS") seem to recognize that these procedures are generally effective at returning patients to productivity, pressures persist to improve quality and reduce cost. We believe these pressures are a potential tailwind for technologies that help surgeons achieve reproducible, total “episode of care” positive outcomes (reducing length of stay, reducing revision surgeries, supporting better patient outcomes, etc.). Notably growth estimates do not factor in the adverse impacts of the Covid pandemic and are likely overstated.

The push for reproducible positive outcomes has been positive for the adoption of computer assisted surgical robotics. Despite this robot adoption is still early. We believe that robotic adoption and the penetration of computer assistive tools remains in the earlier stages of adoption. For instance, in public information available from its Q4 2019 earnings call, Stryker Corporation indicated that it had performed 24,000 Total Knee procedures in the quarter. At the Evercore HEALTHCONx Healthcare Conference on November 28, 2018, Styker executives indicated that there were approximately 600 robots installed globally but 5,000 hospitals in the US alone that are a target for a least one robot.

It should be noted that the emergence of 3D printing technologies allow manufacturers to print porous structures directly into implants. As identified in the above industry studies, it is our view that the growth and demand for press-fit uncemented implants is increasing and that the penetration of press-fit implants for knee replacements remains low. Further, we believe that the combination of robotics and 3D printing appears to be highly synergistic because of the benefits of precision bone preparation for press-fit implants. Moreover, we believe that advances in 3D printing will continue to improve the mechanical properties and viability of 3D printed implants in a range of applications.

In conclusion, it is our view that computer assisted robotic procedures will continue to increase market penetration and improve. Advances in image processing, navigation, robotics, and advanced manufacturing are favorable developments.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

8

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

9

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The directors, executive officers and significant employees of the company as of December 31, 2019 are as follows:

Name	Position	Age	Date Appointed to Current Position	Approximate hours per week for part-time employees
Executive Officers
Benjamin Sexson	Chief Executive Officer, President	36	April 2018	N/A
Directors
Benjamin Sexson	Director	36	April 2018	N/A
Dr. Douglas Unis	Director	51	April 2016	4
Rick Van Kirk	Director	59	April 2016	0 (Approximately 8 hours per year)

Benjamin Sexson, CFA – CEO and Director

Benjamin Sexson is the Chief Executive Officer and a Director of Monogram Orthopedics, and has served in such capacities since he joined the company in April 2018. and has Prior to joining Monogram, Mr. Sexson served as the Director of Business Development at Pro-Dex, Inc., one of the largest OEM manufacturer of Orthopedic Robotic End-Effectors in the world from October 2015 to April 2018. In his tenure at Pro-Dex, Mr. Sexson was responsible for helping support the development, management and launch of the company’s first ever custom proprietary product solution and successfully negotiating the highest margin distribution agreements with a major strategic partner. In addition, Mr. Sexson helped secure and negotiate two additional major development agreements and has helped expand the company’s addressable markets from powered surgical tools in CMF to Thoracic, Trauma, Spine and Extremities as well as other product applications. Mr. Sexson is a named inventor on multiple patent applications at Pro-Dex. Prior to joining Pro-Dex, Mr. Sexson started Brides & Hairpins, a successful B2B retail brand that currently supplies Nordstrom, Bloomingdales, Urban Outfitters. Prior to that, Mr. Sexson worked in various finance positions and is a CFA Charterholder. Mr. Sexson graduated with honors from Caltech with a Bachelor’s Degree in Mechanical Engineering in 2006.

Dr. Douglas Unis – Founder and Director

Dr. Douglas Unis is a board certified orthopedic surgeon specializing in adult reconstructive surgery and is the founder and Chief Medical Officer of Monogram Orthopedics, Inc. Dr. Unis founded Monogram Orthopedics in 2015, and has served as a Director of the company since its inception. Dr. Unis has served as an Associate Professor at the Icahn School of Medicine since November 2015 and has been a practicing surgeon since 2004. He began serving as an Assistant Professor at Icahn School of Medicine at Mount Sinai in March 2014, until becoming an Associate Professor in November 2015. Dr. Unis has consulted with many leading orthopedic companies including Zimmer Biomet and Think Surgical. Prior to founding Monogram Orthopaedics, Dr. Unis was a consultant with Think Surgical, working with them for over 4 years to help with the development of their robotic total hip and knee arthroplasty system. Dr. Unis is widely recognized as a leader and innovator in the NYC area having performed the regions’ first muscle sparing anterior total hip replacement in 2005. Dr. Unis earned his BA from Duke University and Doctor of Medicine from Case Western Reserve University and later completing his residency at Northwestern University and a fellowship from Rush University in Adult Reconstruction.

Rick Van Kirk – Director

Mr. Richard L. Van Kirk is a Director of Monogram, and has served in this capacity since our inception. He is the Chief Executive Officer of Pro-Dex, Inc. (“Pro-Dex”), the largest OEM manufacturer of Orthopedic Robotic End-Effectors on the market. Mr. Van Kirk also serves on Pro-Dex’s Board of Directors. Mr. Van Kirk was appointed to the Board of Directors of Pro-Dex concurrent with his appointment as it’s CEO in January 2015. He joined Pro-Dex in January 2006 and was named Pro-Dex’s Vice President of Manufacturing in December 2006. In April 2013 he was appointed as the Chief Operating Officer of Pro-Dex. Mr. Van Kirk’s career includes over 13 years of management experience in manufacturing. Mr. Van Kirk previously served as Manufacturing Manager and Manager of Product Development at Comarco Wireless Technologies, ChargeSource Division, which provides power and charging functionality for popular electronic devices and wireless accessories. Prior to Comarco, Mr. Van Kirk was General Manager at Dynacast, a leader in precision die casting. Mr. Van Kirk earned a BA in Business Administration at California State University, Fullerton and an MBA from Claremont Graduate School.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2019, we compensated our three highest-paid directors and executive officers as follows:

Name and Position	Capacities in which compensation was received	Cash compensation ($)		Other compensation ($)		Total compensation ($)
Benjamin Sexson, CEO, Director	-	31,875	(1)	$186,975	(4)	$221,975
Dr. Douglas Unis, Director	Consultant	35,000	(2)	$175,313	(5)	$207,188
Rick Van Kirk, Director	-	-	(3)	-		-

(1)	The company has entered into an Employment Agreement with its CEO, Benjamin Sexson, which is included as Exhibit 6.2. The agreement provides for an annual base salary of $70,000, which is subject to increase upon the occurrence of two events. The first of these events is the receipt by the company of $500,000 in financing from Mount Sinai. As of the date of this Annual Report, this event has already occurred, and Mr. Sexson’s annual base salary increased to $120,000. The second of these events is the company’s close of a round of equity financing of at least $5,000,0000 on or prior to April 23, 2020, which would increase Mr. Sexson’s base salary to $250,000 per year, which occurred, and therefore increased Mr. Sexson’s base salary to $250,000 per year. In addition, Mr. Sexson is eligible to earn an annual bonus in an amount of 50% of his aggregate base salary earned in such year, subject to the achievement of certain performance goals, milestones and objectives, as established from time to time by an appropriate committee of the company’s Board. Additionally, Mr. Sexson is entitled to severance payments by the company equal to six months' of his base salary at the time of his termination if he is terminated without cause. Mr. Sexson earned an annual salary of $31,875.00 from January 01, 2019 – December 31, 2019. Mr. Sexson was entitled to be compensated $120,000, however, Mr. Sexson opted to defer payment of his full salary in 2019. As of December 31, 2019, Mr. Sexson had deferred an amount totaling $88,125.

(2)	Mr. Unis earned consulting fee of $35,000 in 2018 in consideration for his services as a consultant to the company, pursuant to the Consulting Agreement between Mr. Unis and the company (See Exhibit 6.1). Mr. Unis receives no compensation for his services as a director.

(3)

Mr. Van Kirk was elected by Pro-Dex, Inc. pursuant to rights granted to Pro-Dex. Inc. via the secured promissory note agreement filed as Exhibit 6.9 to the company’s Form 1-A filed on September 10, 2019. The agreement provides that Pro-Dex, Inc. shall have the right to appoint one director of the company so long as Pro-Dex, Inc. holds the note or any of the securities issuable upon conversion of the note.

(4)	Consists of a stock option grant to purchase 160,000 shares of common stock at a price of $0.61 per share valued at $10,838 and a share grant of 1,957,080, valued at $176,137.

(5)	Consists of a stock option grant to purchase 180,000 shares of common stock at a price of $0.61 per share valued at $12,193 and a share grant of 1,812,447, valued at $163,120.

For the fiscal year ended December 31, 2019, we paid our directors as a group (3) $0. There are three directors as of the date of this Annual Report.

Other than cash and stock-based compensation set out above, no other compensation was provided to the executive officers or directors in their capacities as officers and directors of the company.

On May 7, 2019, the company adopted an incentive plan (the “2019 Stock Option and Grant Plan” or “Plan”), which reserves 50,000,000 shares of common stock for issuance under the Plan and 15,000,000 shares allowed for issuance pursuant to Incentive Stock Options. As a result of the 25-for-1 reverse split effected May 28, 2019, the shares reserved under the Plan and the shares allowed for issuance pursuant to Incentive Stock Options were proportionally reduced to 2,000,000 and 600,000, respectively. As of May 27th 2020, Benjamin Sexson has been granted 160,000 under the Plan, of which 40,000 have vested. As of May 27th, 2020, Doug Unis has been granted 180,000 under the Plan, of which 45,000 have vested.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of May 31st, 2020, , the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities, or having the right to acquire those securities. The table assumes that all options and warrants have vested. The company’s voting securities include all shares of the company’s Common Stock.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership		Amount and nature of beneficial ownership acquirable		Percent of class
Benjamin Sexson, 3913 Todd Lane, Austin, TX 78744 (3)	Common Stock	1,957,080	(1)	160,000	(2)	20.51%
Dr. Douglas Unis, 3913 Todd Lane, Austin, TX 78744	Common Stock	1,853,752	(1)	189,676	(2)	20.81%
ZB Capital Partners LLC, 1000 4th Street, Suite 795, San Rafael, CA 94901 (4)	Preferred Stock (Series A)	1,040,251		273,973		12.73%
The Icahn School of Medicine at Mount Sinai, 1 Gustave L. Levy Pl, New York, NY 10029 (5)	Common Stock	403,180		0	(5)	7.30%

(1)	Includes unvested shares of Common Stock granted pursuant to Restricted Stock Purchase Agreements between the company and Mr. Sexson and Dr. Unis.
(2)	The acquirable shares for Mr. Sexson are comprised of stock options granted pursuant to the company’s Plan. The acquirable shares for Dr. Unis are comprised of stock options granted pursuant to the company’s Plan and a portion of shares that are to be issued to Dr. Unis from Mount Sinai pursuant to the terms of the Licensing Agreement. (See (4) below).
(3)	Pursuant to Mr. Sexson’s employment agreement, Mr. Sexson is entitled to pre-emptive rights permitting him preserve his vested equity position in the company in the event of any additional issuances of company common stock (or securities convertible into common stock), at a per-share price equal to the then current fair market value, as reasonably determined by the Board. Mr. Sexson does not intend to exercise this pre-emptive right.
(4)	The acquirable shares for ZB Capital Partners LLC are comprised of shares issuable to ZB Capital Partners via the exercise of Warrants. (See the Warrant Agreement filed as Exhibit 6.11 to this Annual Report.)
(5)	Pursuant to the Licensing Agreement between the company and Mount Sinai, Mount Sinai has the right to maintain 12% of the fully-diluted outstanding Common Stock of the company until the company receives an aggregate of $10,000,000 in cash in exchange for its equity securities. Dr. Unis, Mr. Costa, Mr. Somani and the Icahn School of Medicine at Mount Sinai have each agreed, pursuant to a separate agreement to which the company is not a party, to split that 12% as follows: 7.4% to Mount Sinai, 1.6% to Dr. Unis, 1%, to Mr. Somani, and 0.4% to Mr. Costa, with the remaining 0.6% going to the laboratory in which the intellectual property that is the subject of the Licensing Agreement was generated. However, as of the date of this Annual Report, all of the shares issued pursuant to the Licensing Agreement are held by Mount Sinai. In addition, Mount Sinai’s holdings currently equal 12% of the company’s outstanding common stock, and therefore with the final close of the Offering will be issued all shares due to it under the terms of the Licensing Agreement. See “Interest of Management in Certain Transactions” for further information on this Licensing Agreement.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On October 10, 2017, the company entered into an Exclusive Licensing Agreement (the “Licensing Agreement”) with Icahn School of Medicine at Mount Sinai (“Mount Sinai”), an entity which is affiliated with one of our Directors, Doug Unis, who is employed as an associate professor at Mount Sinai. The Licensing Agreement grants Monogram a revenue-bearing, world-wide right and (a) exclusive license, with the right to grant sublicenses (on certain conditions) to certain intellectual property relating to customizable bone implants and surgical planning software and (b) non-exclusive license, with the right to grant sublicenses on certain conditions, to certain technical information for the exploitation of the intellectual property in its field of use and (c) royalty-free, irrevocable license for certain derivative works to be used either commercially outside the field of use or teaching, patient care or non-commercial academic research purposes. Mount Sinai was granted equity in the company pursuant to the Licensing Agreement, along with the right to maintain 12% of the fully-diluted outstanding Common Stock of the company until the company receives an aggregate of $10,000,000 in cash in exchange for its equity securities. As stated above under “Security Ownership of Management and Certain Securities Holders”, Dr. Unis, Mr. Costa, Mr. Somani and the Icahn School of Medicine at Mount Sinai have each agreed, pursuant to a separate agreement to which the company is not a party, to split that 12% as follows: 7.4% to Mount Sinai, 1.6% to Dr. Unis, 1%, to Mr. Somani, and 0.4% to Mr. Costa, with the remaining 0.6% going to the laboratory in which the intellectual property that is the subject of the Licensing Agreement was generated. As of the date of this Annual Report, all shares issuable to Mount Sinai pursuant to the terms of the Licensing Agreement have been issued. Pursuant to the terms the Licensing Agreement (and the Amendment thereto filed as Exhibit 6.14), we must have a first commercial sale our products within seven (7) years of the Effective Date of the agreement, or by October 10, 2024. Failure to meet this deadline would constitute a breach of our agreement, and Mount Sinai would have the right to give us a notice of default, and could ultimately terminate the Licensing Agreement if we fail to cure this default within sixty (60) days.

In addition, as part of the Licensing Agreement, we are obligated to enter into a stock purchase agreement with Mount Sinai for the shares of Common Stock already issued to Mount Sinai. We have not begun negotiating that stock purchase agreement with Mount Sinai, but are required to enter into such an agreement before September 22, 2019. The stock purchase agreement will include “reasonable or customary agreements reasonably required by any future institutional equity investors with respect to the voting of its common stock, and regarding subjecting the common stock held by [Mount Sinai] to rights of first refusal and co-sale…”.

On March 18, 2019, the company entered into an option agreement (the “Option Agreement”) with Mount Sinai pursuant to which the company was granted an option to license additional intellectual property rights under the terms and conditions as set forth in the aforementioned Licensing Agreement. The company exercised this option on March 26th, 2019 for an exercise fee of $1,000. (See Exhibit 6.9 for further information.) The intellectual property licensed pursuant to this Option Agreement is detailed under “Description of Business – Intellectual Property”. Since this Option Agreement is governed by the terms of the Licensing Agreement, any termination of the Licensing Agreement would automatically terminate this Option Agreement.

Payments under the agreement include: annual license maintenance fees, milestone payments (upon completion of certain events, such as FDA Clearance of Monogram’s custom implants), running royalties (subject to certain adjustments) and sublicense fees.

On December 20, 2018, the company entered into a development and supply agreement with Pro-Dex, Inc., whereby Pro-Dex, Inc. and the company agreed, subject to certain conditions, to negotiate and endeavor to enter into a future agreements through which Pro-Dex, Inc. would develop and supply end-effectors, gearing, and saws, and other surgical products to Monogram. Richard L. Van Kirk is the Chief Executive Officer of Pro-Dex, Inc. and is a Director of Monogram. The conditions to enter into the future development and supply agreements are (i) the raise of at least $5,000,000 in equity capital through the issuance of Common Stock or Preferred Stock by Monogram on or before October 19, 2019, and (ii) the entry into a separate modification agreement regarding the terms of the convertible note issued by Monogram to Pro-Dex, Inc. Monogram and Pro-Dex, Inc. have entered into that modification agreement, dated December 20, 2018, as detailed further below. Richard L. Van Kirk is the Chief Executive Officer of Pro-Dex, Inc. and is a Director of Monogram.

On May 8, 2017, the company issued a convertible promissory note to Ronald Lennox, former CEO and President of Monogram, in the principal amount of $56,000. On April 23, 2020, this note converted into shares of the company’s Series A Preferred Stock as a result of the company’s receipt of gross proceeds of $5,000,000 or more from the Offering, and is no longer outstanding.

On June 23, 2017, the company issued a convertible promissory note to Doug Unis, a Director of Monogram, in the principal amount of $50,000. The note consisted of two proposed tranches, one for $28,000 and a second tranche for $22,000, the release of which was subject to the achievement of certain milestones. The second $22,000 tranche was never contributed under this note. The note bears interest at 4% per year with balance due and payable on June 23, 2019. On January 19, 2018, the company issued a convertible promissory note to American IRA, LLC FBO Julia Jordan IRA, of which Doug Unis is an assign, in the principal amount of $28,000. The note bears interest at 4% per year with balance due and payable on January 19, 2020. Julia Jordan is Doug Unis’s wife. On May 30, 2018, the company issued a convertible promissory note to Doug Unis, a Director of Monogram, in the principal amount of $15,000. The note bears interest at 4% per year with balance due and payable on May 30, 2020. The company considers all three of these notes to be payable to Doug Unis, with $71,000 in principal balance and $5,969 at December 31, 2019. On April 23, 2020, all three of these notes converted into shares of the company’s Series A Preferred Stock as a result of the company’s receipt of gross proceeds of $5,000,000 or more from the Offering, and are no longer outstanding.

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On April 19, 2017, the company issued a convertible promissory note to Pro-Dex, Inc., in the principal amount of $800,000. Richard L. Van Kirk is the Chief Executive Officer of Pro-Dex, Inc. and is a Director of Monogram. The company and Pro-Dex, Inc. subsequently amended the terms of the note via an agreement dated December 20, 2018. The note currently bears interest at 6% per year with balance due and payable on October 19, 2019. Pursuant to the aPro-Dexmendment agreement between Pro-Dex, Inc. and the company dated December 20, 2018, the company also granted Pro-Dex, Inc. a right of first refusal to purchase an amount equal to 10% of any capital stock offered for sale by the company, subject to certain limitations and exclusions. This right shall continue until a closing of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933 in which gross proceeds raised by Monogram equal or exceed $30,000,000. The company also granted Pro-Dex, Inc. the right to appoint one (1) director to the Board of Monogram so long as the note is outstanding. That director is Rick Van Kirk, who currently serves as a director of our company. As of December 31, 2019 this note was still outstanding, and had accrued interest of $117,295. On April 29, 2020, the company repaid all outstanding principal and interest due on this note. As a result, as of the date of this Annual Report, this note is no longer outstanding.

On December 20, 2018, the company issued warrants to Pro-Dex, Inc. to purchase up to 5% of the outstanding Common Stock and Preferred Stock of the company as of the date of the exercise, calculated on a post-exercise basis. The warrants have an exercise price of $1,250,000, and may be exercised at any time prior to (i) December 20, 2025, (ii) the closing of an initial public offering of the company’s securities, or (iii) a liquidation event by the company. Richard L. Van Kirk is the Chief Executive Officer of Pro-Dex, Inc. and is a Director of Monogram.

On February 11, 2019, the company issued a convertible promissory note to Benjamin Sexson, Director and CEO of Monogram, in the principal amount of $48,000. The note bears interest at 4% per year with balance due and payable on February 11, 2020. On April 23, 2020, this note automatically converted into shares of the company’s Series A Preferred Stock as a result of the company’s receipt of gross proceeds of $5,000,000 or more from the Offering. As a result, it is no longer outstanding as of the date of this Annual Report.

OTHER INFORMATION

In the belief of management, no other information that would be required to be reported on the Form 1-U is required to be reported as of the date of this Annual Report.

14

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2019 AND 2018

15

INDEPENDENT AUDITOR’S REPORTTo the Board of Directors and Stockholders of Monogram Orthopaedics, Inc.We have audited the accompanying financial statements of Monogram Orthopaedics, Inc., which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Going Concern The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has sustained recurring losses from operations and has significant accumulated and working capital deficits. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.Opinion In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monogram Orthopaedics, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.Spokane, Washington

F-1

MONOGRAM ORTHOPAEDICS INC.

Balance Sheets

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$2,319,393	$922,108
Prepaid expenses	65,000	-
Total current assets	2,384,393	922,108

Equipment, net of accumulated depreciation	235,748	262,146
Total assets	$2,620,141	$1,184,254

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable
Trade	$241,850	$257,480
Related party	8,518	31,128
Accrued interest payable	78,072	78,568
Accrued interest payable – related parties	124,964	7,227
Accrued officer salary payable	88,125	48,877
Warrant liability	229,244	-
Current portion of long-term debt	1,205,000	1,025,000
Current portion of long-term debt – related parties	871,000	904,000
Total current liabilities	2,846,773	2,352,280

Long-term debt	-	180,000
Long-term debt – related parties	48,000	43,000
Total liabilities	2,894,773	2,575,280

Commitments and Contingencies	-	-

Stockholders’ deficit:
Preferred stock, $.001 par value; 7,850,000,shares authorized, 702,021 and 0 shares issued and outstanding in 2019 and 2018, respectively	702	-
Common stock, $.001 par value; 13,225,000 shares authorized, 4,317,104 and 89,382 shares issued and outstanding in 2019 and 2018, respectively	4,317	89
Capital in excess of par value	2,909,875	2,146
Accumulated deficit	(3,189,526)	(1,393,261)
Total stockholders’ deficit	(274,632)	(1,391,026)
Total liabilities and stockholders’ deficit	$2,620,141	$1,184,254

Accompanying notes are an integral part of these financial statements

F-2

MONOGRAM ORTHOPAEDICS INC.

Statements of Operations

	Years Ended December 31,
	2019	2018
Revenues	$-	$-

Cost and expenses:
Wages and payroll related expenses	344,757	378,523
General and administrative	179,671	101,679
Marketing and advertising	205,207	3,154
Legal and professional services	106,140	104,114
Depreciation	31,763	30,957
Stock-based compensation	614,870	-
Research and development	194,287	31,700

Total costs and expenses	1,676,695	650,127

Loss from operations	(1,676,695)	(650,127)
Other income (expense)
Interest expense	(124,470)	(62,184)
Interest income	4,900	43
Total other income (expense)	(119,570)	(62,141)
Net income (loss) before taxes	(1,796,265)	(712,268)
Income tax	-	-
Net income (loss)	$(1,796,265)	$(712,268)

Basic and diluted earnings (loss) per share	$(0.62)	$(6.89)
Weighted average number of basic and diluted shares outstanding	2,896,015	103,333

Accompanying notes are an integral part of these financial statements

F-3

MONOGRAM ORTHOPAEDICS INC.

Statements of Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2019 and 2018

	Preferred Stock		Common Stock		Capital in Excess of	Accumulated	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Par Value	Deficit	(Deficit)
Balance, December 31, 2017	-	$-	127,382	$127	$3,058	$(680,993)	$(677,808)
Net loss, December 31, 2018	-	-	-	-	-	(712,268)	(712,268)
Stock repurchase	-	-	(38,000)	(38)	(912)	-	(950)
Balance, December 31, 2018	-	-	89,382	89	2,146	(1,393,261)	(1,391,026)
Net loss, December 31, 2019	-	-	-	-	-	(1,796,265)	(1,796,265)
Stock option expense					5,303		5,303
Common stock issuances	-	-	4,227,722	4,228	376,584	-	380,812
Sale of preferred shares	702,021	702	-	-	2,525,842	-	2,526,544
Balance, December 31, 2019	702,021	$702	4,317,104	$4,317	$2,909,875	$(3,189,526)	$(274,632)

Accompanying notes are an integral part of these financial statements

F-4

MONOGRAM ORTHOPAEDICS INC.

Statements of Cash Flows

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2019	2018
Operating activities
Net loss	$(1,796,265)	$(712,268)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	614,870	—
Depreciation	31,763	30,957
Changes in non-cash working capital balances:
Prepaid expenses	(65,000)	-
Accounts payable	(15,630)	233,207
Accrued officer salary payable	87,248	48,877
Accrued payable – related parties	(22,610)	30,178
Accrued interest payable	117,241	62,184
Cash used in operating activities	(1,048,383)	(306,865)

Investing activities
Purchase of equipment	(5,365)	(154,915)
Cash used in investing activities	(5,365)	(154,915)

Financing activities
Proceeds from notes payable	-	1,105,000
Proceeds from sale of preferred stock	2,526,544	-
Proceeds from note payable – related parties	-	43,000
Proceeds from sale of common stock	489	-
Payment of related party loans	(76,000)	-
Cash provided by financing activities	2,451,033	1,148,000

Increase in cash and cash equivalents during the period	1,397,285	686,220
Cash and cash equivalents, beginning of the period	922,108	235,888
Cash and cash equivalents, end of the period	$2,319,393	$922,108

Cash paid for:
Interest	$7,229	$-
Income taxes	$-	$-
Non-cash financing activities
Note issued for officer's salary	$48,000	$-
Repurchase of common stock by related party	$-	$950

Accompanying notes are an integral part of these financial statements

F-5

MONOGRAM ORTHOPAEDICS INC.

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

1. Description of Business and Summary of Accounting Principles

Description of the Organization

Monogram Orthopaedics Inc. (“Monogram,” “we,” “our,” or the “Company”), incorporated in the state of Delaware on April 21, 2016, is developing a product solution architecture for enabling mass personalization of orthopedic implants by linking 3D printing and robotics via automated digital image analysis algorithms.

The company has a working navigated robot prototype that can optically track a simulated surgical target and execute optimized auto-generated cut paths for high precision insertion of patient specific implants in synthetic bone specimens. These implants and cut-paths are generated with proprietary Monogram software algorithms.

The financial statements are presented in United States dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America.  The Company’s fiscal year end is December 31. The Company operated from its headquarters in Brooklyn, New York until January 2020 when it moved to Austin, Texas.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible. A valuation allowance has been established to eliminate the Company’s deferred tax assets as it is more likely than not that none of the deferred tax assets will be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement with the tax authorities. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in income tax expense. The Company has determined that it had no significant uncertain tax positions requiring recognition or disclosure.

F-6

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)." The Company adopted the new standard as of January 1, 2018, utilizing a full retrospective transition method. Adoption of the new standard resulted in no changes for revenue recognition related as the Company has not yet generated revenue.

Earnings (Loss) Per Share

Earnings (loss) per share is computed by dividing net income or loss by the weighted-average number of shares outstanding. To the extent that stock options, warrants and convertible preferred stock are anti-dilutive, they are excluded from the calculation of diluted earnings (loss) per share. See Note 9 for details of potentially dilutive securities.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company did not have any cash equivalents during fiscal 2019 and 2018. The Company uses two financial institutions for its cash balances, and occasionally maintains cash balances that exceed federally insured limits.

Equipment

Equipment expenditures are recorded at cost. Costs which extend the useful lives or increase the productivity of the assets are capitalized, while normal repairs and maintenance that do not extend the useful life or increase the productivity of the asset are expensed as incurred. Equipment, including the Company’s robot, are depreciated on the straight-line method over the estimated useful lives of the assets. Equipment will be depreciated over a five-year useful life. Any construction in progress is stated at cost and depreciation will commence once the project is constructed and placed in service.

F-7

Asset Impairment

Long-lived assets, such as property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. The Company recorded no asset impairment in 2019 or 2018.

General and Administrative Expenses

General and administrative expenses include salaries, travel and office expenses of administrative employees and contractors; software license fees; and other overhead expenses.

Stock-Based Compensation

The Company applies the fair value method of ASC 718, Share Based Payment, formerly Statement of Financial Accounting Standards No. l23R "Accounting for Stock Based Compensation," in accounting for its stock-based compensation. This accounting standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period, if any. As the Company does not have sufficient, reliable, and readily determinable values relating to its common stock, the Company has used (i) the stock value pursuant to an independent valuation dated February 27, 2019 to record stock-based compensation at a price of $0.09 per share and (ii) its most recent sale of stock of $4.00 per share in December 2019 for valuing stock-based compensation at December 31, 2019.

Research and Development Costs

Research and development (“R&D”) costs are expensed as incurred and amounted to $194,287 and $31,700 for the years ended December 31, 2019 and 2018, respectively. The company currently has several R&D initiatives underway including mechanical testing of a patient specific hip, micromotion studies of a patient specific press-fit knee implant, and performance testing of a robot mounted navigation system.

F-8

Advertising Costs

Advertising and marketing costs are expensed as incurred and amounted to $205,207and $3,154 for the years ended December 31, 2019 and 2018, respectively.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to the warrant liability, valuations of stock-based compensation and the income tax valuation allowance. On a continual basis, management reviews its estimates, utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses.  The new guidance provides better representation about expected credit losses on financial instruments. This Update requires the use of a methodology that reflects expected losses and requires consideration of a broader range of reasonable and supportive information to inform credit loss estimates.  This ASU is effective for reporting periods beginning after December 15, 2022, with early adoption permitted.  The company is studying the impact of adopting the ASU in 2023, and what effect it could have. The Company believes the accounting change would not have a material effect on the financial statements.

In March 2017 the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment. This amendment simplifies the measurement of goodwill by eliminating Step 2 from the goodwill impairment test. This update is effective for fiscal years beginning after December 15, 2021. The adoption of ASU No. 2017-04 is not expected to have a material impact on the Company’s financial statements.

In June 2018, the FASB issued ASU 2018-07, Improvement to Nonemployee Share-based Payment Accoutning, which simplifies the accoutning for share-based payments. The company elected early adoption of this ASU, using the modified retrospective approach, so that all stock compensation to employees and nonemployees is treated under the same guidance as in ASC 718. No outstanding stock option grants were required to be revalued upon the adoption of this ASU.

F-9

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

2. Going Concern Matters and Realization of Assets

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. However, the Company has sustained recurring losses from its continuing operations and as of December 31, 2019, had negative working capital of $462,380 and a stockholders’ deficit of $274,632. In addition, the Company is unable to meet its obligations as they become due and sustain its operations. The Company believes that its existing cash resources are not sufficient to fund its continuing operating losses, capital expenditures, lease and debt payments and working capital requirements.

The Company may not be able to raise sufficient additional debt, equity or other cash on acceptable terms, if at all. Failure to generate sufficient revenues, achieve certain other business plan objectives or raise additional funds could have a material adverse effect on the Company’s results of operations, cash flows and financial position, including its ability to continue as a going concern, and may require it to significantly reduce, reorganize, discontinue or shut down its operations.

In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company which, in turn, is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in its existence. Management’s plans include:

1.	Continue to riase cash for research, product development and working capital purposes by selling equity under an offering statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. The Company is offering up to 5,000,000 shares of Series A preferred stock, at a price of $4.00 per share, which may convert into shares of common stock on a one-for-one basis. With sufficient cash available to the Company, it can make the additional development expenditures necessary to produce a commercially viable product and generate revenues, and consequently cut monthly operating losses.

2.	Continue to develop its technology and intellectual property and look for industry partners to use or sell its product.

F-10

Management has determined, based on its recent history and its liquidity issues that it is not probable that management’s plan will sufficiently alleviate or mitigate, to a sufficient level, the relevant conditions or events noted above. Accordingly, the management of the Company has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of these financial statements.

There can be no assurance that the Company will be able to achieve or maintain cash-flow-positive operating results. If the Company is unable to generate adequate funds from operations or raise sufficient additional funds, the Company may not be able to repay its existing debt, continue to develop its product, respond to competitive pressures or fund its operations. As a result, the Company may be required to significantly reduce, reorganize, discontinue or shut down its operations. The financial statements do not include any adjustments that might result from this uncertainty.

3. Equipment

Equipment, net consists of the following as of December 31, 2019 and 2018

	2019	2018
Computer equipment	$32,430	$27,065
Medical equipment	6,142	6,142
Robot	123,250	123,250
Work-in-process equipment	150,000	150,000
	311,822	306,457
Accumulated depreciation	(76,074)	(44,311)
Equipment, net	$235,748	$262,146

For the years ended December 31, 2019 and 2018, depreciation expense amounted to $31,763 and $30,957, respectively.

4. Debt

The following table summarizes components debt as of December 31, 2019 and 2018:

	2019	2018
Convertible term notes	$1,125,000	$1,125,000
Secured convertible term notes	80,000	80,000
Convertible term notes – related parties	919,000	947,000
Total Debt	$2,124,000	$2,152,000

F-11

All of the notes are convertible and they mature at various times from April 30, 2020 through February 11, 2021, as noted in the table below:

Description	Principal	Maturity Date	Interest Rate	Valuation Cap
Related party note	$450,000	4/30/2020	6%	$6,000,000
Related party note	350,000	4/30/2020	6%	$6,000,000
Related party note	28,000	5/31/2020	4%	$6,000,000
Unsecured term note	50,000	5/31/2020	4%	$6,000,000
Unsecured term note	50,000	5/31/2020	4%	$6,000,000
Related party note	28,000	5/31/2020	4%	$6,000,000
Related party note	15,000	5/31/2020	4%	$6,000,000
Secured term note	40,000	7/30/2020	4%	$6,000,000
Secured term note	40,000	7/12/2020	6%	$6,000,000
Unsecured term note	25,000	9/18/2020	6%	$10,000,000
Unsecured term note	50,000	11/9/2020	6%	$8,000,000
Unsecured term note	700,000	4/30/2020	4%	$6,000,000
Unsecured term note	225,000	4/30/2020	6%	$8,000,000
Unsecured term note	25,000	12/24/2020	6%	$10,000,000
Related party note	48,000	2/11/2021	4%	$6,000,000
Total	$2,124,000

Interest expense amounted to $124,470 and $62,184 for the years ended December 31, 2019 and 2018, respectively. Accrued interest payable amounted to $78,072 and $78,568 at December 31, 2019 and 2018, respectively. Accrued interest payable to related parties amounted to $124,964 and $7,227 at December 31, 2019 and 2018, respectively.

Ten of the above notes contained original maturity dates in 2019. Those notes were renegotiated to extend the maturity dates to April 30, 2020 and May 31, 2020. In conjunction with the extension of the maturity dates, the Company paid aggregate fees to the note holders of $26,250, which are recorded as a component of general and administrative expenses.

The notes payable are convertible into equity upon the closing of a Financing (as hereinafter defined). The term "Equity Securities" means the class of the Company's preferred stock issued in the Financing. The Equity Securities issued upon conversion of the notes shall be of the same class of Equity Securities purchased by investors in the Financing but shall be designated as a separate series of Equity Securities that shall have the same rights and preferences of the Equity Securities purchased by new purchasers in the Financing, except that the "Original Issue Price" of the series Equity Securities issued to holders of notes, as set forth in the Company's then-current Certificate of Incorporation for the purposes of calculating liquidation preferences, conversion ratios, anti-dilution adjustments, dividends and the like, will be the Conversion Price (as hereinafter defined). Additionally, the note holders shall receive pro rata participation rights with respect to all future equity issuances, subject to customary exceptions, such that each note holder shall have the right to participate in future equity issuances in an amount that permits it to maintain its fully-diluted ownership in the Company after each equity issuance. At that time, all of the principal amount outstanding under the notes and any accrued and unpaid interest thereon shall be converted automatically at the Conversion Price without further action of the note holders into shares of equity securities issued at such Financing. The term "Conversion Price" means an amount equal to the lesser of (i) eighty percent (80%) of the per share price paid in the Financing or (ii) the price equal to the quotient of the amount in the “Valuation Cap” column in the table above, divided by the aggregate number of fully diluted outstanding shares of the Company's common stock, as defined, immediately prior to the initial closing of the Financing. The term "Financing" means any equity financing for the account of the Company involving the issuance and sale of shares of Equity Securities which occurs on or before the notes mature and at which time the aggregate gross proceeds received by the Company (excluding any amounts from the conversion of any of the notes and any other convertible notes previously issued by the Company) equals or exceeds $5,000,000.

F-12

Until the payment or conversion of the entire principal amount of the notes and the payment or conversion of the entire accrued interest thereon, the Company shall not take any of the following actions without the prior written consent of the note holders (which may be granted or withheld in the note holders' discretion):

consummate any sale of the Company or consent to the consummation of any sale of the Company;

increase or decrease the total number of authorized shares of common stock of the Company, except in connection with any capital raising securities issuance (including, without limitation, any Financing);

pay compensation to any employee of the Company in excess of $180,000 per year;

declare or pay any dividends or make any other distributions to the holders of common stock of the Company;

change the authorized number of directors of the Company to more than five or less than three;

incur any future indebtedness in excess of $20,000 in the aggregate other than deferred expenses that the Company and payee thereof agree can be converted into convertible debt, however any additional indebtedness of any kind shall be expressly made subordinate to this Note; or

change the principal business of the Company or enter into a new line of business.

The secured convertible term notes grant a security interest in and to all of the Company’s right, title and interest the Company’s assets, tangible and intangible, wherever located, whether now existing or acquired in the future, including, but not limited to (i) all fixtures and personal property of every kind; and (ii) all proceeds and products derived from the Company’s assets; and all books and records.

5. Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures of financial instruments on a recurring basis.

F-13

Fair Value Hierarchy

The Fair Value Measurements Topic of FASB’s ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

Determination of Fair Value

Under the Fair Value Measurements Topic of the FASB Accounting Standards Codification, the Company bases its fair value on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy. Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon management’s own estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future value.

Valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value where it is practicable to do so for financial instruments not recorded at fair value are as follows:

Cash and cash equivalents, accounts receivable, and accounts payable

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. In general, carrying amounts approximate fair value because of the short maturity of these instruments.

F-14

Long-lived Assets

Long-lived assets are measured at fair value on a non-recurring basis and are classified in Level 3 of the fair value hierarchy. The fair value is estimated utilizing unobservable inputs, including appraisals on real estate as well as evaluations of the marketability and potential relocation of other assets in similar condition and similar market areas.

Debt

At December 31, 2019 and 2018, the Company’s convertible debt was carried at its face value plus accrued interest. Based on the financial condition of the Company, it is impracticable for the Company to estimate the fair value of its short and long-term debt.

Stock-Based Compensation

The Company records stock-based compensation based upon (i) the stock value pursuant to an independent valuation prepared in compliance with Internal Revenue Code Section 409A and Accounting Standards Codification 718 dated February 27, 2019 that assigned a fair market value to the Company's common stock at a price of $0.09 per share or (ii) its most recent sale of stock of $4.00 per share in December 2019.

Warrant Liability Measured and Recognized at Fair Value on a Recurring Basis

The following table presents the amounts of warrant liability measured at fair value on a recurring basis as of December 31, 2019 and 2018

The fair value of the warrant liability is generally measured using pricing models with no observable inputs.  These measurements are classified as Level 3 within the fair value of hierarchy.

	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2019
Warrant liability	$229,244	-	-	$229,244

December 31, 2018
Warrant liability	$-	-	-	-

The Company has no instruments with significant off-balance sheet risk.

F-15

6. Income Taxes

At December 31, 2019, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $2,800,000 expiring in the years of 2020 through 2035. Utilization of the net operating losses may be subject to annual limitations provided by Section 382 of the Internal Revenue Code and similar State provisions.

The Tax Cuts and Jobs Act ("Tax Act") was enacted on December 22, 2017. Among numerous provisions, the Tax Act reduces the U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign sourced earnings. As a result of the Tax Act, the Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%.

Due to the net losses incurred, the Company recorded no income tax expense for the years ended December 31, 2019 and 2018.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2019 and 2018 were as follows:

	2019	2018
Deferred tax assets, net:
Net operating loss carryforwards	$590,000	$300,000
Valuation allowance	590,000	300,000

Net deferred assets	$—	$—

The valuation allowance increased to approximately $590,000 at December 31, 2019, from $300,000 at December 31, 2018.

The following is a reconciliation of the tax provisions for the years ended December 31, 2019 and 2018 with the statutory Federal income tax rates:

	Percentage of Pre-Tax Income
	2019	2018
Statutory Federal income tax rate	21.0%	21.0%
Loss generating no tax benefit	(21.0)	(21.0)

Effective tax rate	—	—

The Company did not have any material unrecognized tax benefits as of December 31, 2019 and 2018. The Company does not expect the unrecognized tax benefits to significantly increase or decrease within the next twelve months. The Company recorded no interest and penalties relating to unrecognized tax benefits as of and during the years ended December 31, 2019 and 2018. The Company is subject to U.S. federal income tax, as well as taxes by various state jurisdictions. The Company is currently open to audit under the statute of limitations by the federal and state jurisdictions for the years ending December 31, 2017 through 2019.

F-16

7. Commitments and Contingencies

Litigation

The Company accrues for loss contingencies associated with outstanding litigation, claims and assessments for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. Costs for professional services associated with litigation claims are expensed as incurred. As of December 31, 2019, the Company has not accrued or incurred any amounts for litigation matters.

Leases

The Company leased its headquarters on a month-to-month basis under a lease agreement that expired on August 31, 2019. For the years ended December 31, 2019 and 2018, rent expense amounted to $28,465 and $35,674, respectively.

Effective January 1, 2019, the Company adopted ASU No. 2016-02 (“ASU 2016-02”), Leases using the modified retrospective transition approach utilizing the effective date as the date of initial application. The adoption of the ASU had no impact on the Company’s financial statements due to the short-term nature of the lease agreement.

Non-Dilutive Warrant

On December 20, 2018, the Company issed a non-dilutive warrant that expires on December 20, 2025. The warrant is convertible into 5% of the outstanding equity of the Company at a purchase price of $1,250,000, and is valued at $229,244 and $0 at December 31, 2019 and 2018 respectively. As the company issues shares of common or preferred stock, this warrant liability is subject to increasing in value.

8. Stockholders’ Deficit

The Company is authorized to issue 13,225,000 shares of its common stock, par value $0.001 per share (the "Common Stock”), and 7,850,000 shares of preferred stock, par value $0.001 per share. The Company has designated 5,000,000 shares of preferred stock as Series A Preferred Stock.

The board of directors authorized a reverse split of the Common Stock on a 1-for-25 basis, whereby the Company issued to each of its stockholders one share of Common Stock for every 25 shares of Common Stock held by such stockholder. The reverse split was effective on May 29, 2019. The financial statements as of and for the year ended December 31, 2018 have been presented to give effect to the reverse split.

F-17

In May 2018, the company purchased all of the 38,000 shares issued to one of the founding shareholders for a payment of $970, which were immediately retired and recorded as unissued stock. As a result of this transaction, the common stock account decreased by $38 and capital in excess of par value decreased by $912.

In the year ended December 31, 2019, the Company recorded $614,870 in stock-based compensation expense in conjunction with the issuance of Common Stock and options to purchase Common Stock. The Company also received cash proceeds of $489 from the issuance of shares of Common Stock to its Chief Executive Officer. A total of 4,227,722 common shares were issued in 2019.

The Company filed a preliminary offering circular dated September 10, 2019 to raise up to $20,000,000 through the use of an offering statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. The Company is offering up to 5,000,000 shares of Series A Preferred Stock, at a price of $4.00 per share, which may convert into shares of Common Stock on a one-for-one basis. On December 27, 2019, the Company executed a rolling close of its offering and issued 702,021 shares of Series A Preferred Stock. Gross proceeds amounted to $2,808,084 and offering costs, which were recorded as a reduction in capital in excess of par value, totaled $282,242, resulting in net proceeds of $2,526,544

The Series A Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon the occurrence of certain events, like effectiveness of registration of the Common Stock in an initial public offering. The rights and preferences associated with the Common Stock and Series A Preferred Stock are as follows:

Common Stock

Voting Rights

Each holder of the company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors. In addition, holders of our Common Stock are entitled to vote as a separate class for the election of two (2) directors of the company’s Board of Directors. Holders of our Preferred Stock may not vote on the election of these directors.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in the company’s Restated Articles. The company has never declared or paid cash dividends on any of its capital stock.

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Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of the Common Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the company. Holders of the Series A Preferred Stock are entitled to a liquidation preference that is senior to holders of the Common Stock, and therefore would receive dividends and liquidation assets prior to the holders of the Common Stock.

Series A Preferred Stock

Voting Rights

Each holder of the company’s Series A Preferred Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors, subject to the following restrictions:

The holders of our Common Stock are entitled to elect two (2) directors to the company’s Board of Directors as a standalone class. The Preferred Stockholders may not exercise any voting rights in the election of these directors.

Holders of our Preferred Stock specifically have the right to vote with the holders of the Common Stock to elect:

one (1) independent director to the company’s Board of Directors; and

any additional directors to the company’s Board of Directors after the elections outlined above.

Each holder of Series A Preferred Stock will be entitled to one vote for each share of Common Stock into which such share of Preferred Stock could be converted. Fractional votes will not be permitted and if the conversion results in a fractional share, it will be disregarded.

Additionally, the holders of the Series A Preferred Stock are entitled to certain protective provisions that require the company to obtain the written consent or affirmative vote of a majority of the outstanding shares of Preferred Stock prior to effecting certain corporate actions, comprised of the following:

a)	alter the rights, powers or privileges of the Preferred Stock in a way that adversely affects the Preferred Stock;

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b)	increase or decrease the authorized number of shares of any class or series of capital stock;

c)	authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the Certificate of Incorporation of the company, as then in effect, that are senior to or on a parity with any series of Preferred Stock;

d)	redeem or repurchase any shares of Common Stock or Preferred Stock (other than pursuant to employee or consultant agreements giving the company the right to repurchase shares upon the termination of services pursuant to the terms of the applicable agreement);

e)	declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock;

f)	increase or decrease the number of directors of the company;

g)	liquidate, dissolve, or wind-up the business and affairs of the company

Dividend Rights

Holders of Series A Preferred Stock will be entitled to receive dividends as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of the Common Stock. The company has never declared or paid cash dividends on any of its capital stock.

Conversion Rights

Shares of Series A Preferred Stock will be convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the company’s Common Stock at the then-applicable conversion rate. Initially, the conversion rate will be one share of Common Stock per share of Series A Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits or the issuance of a dividend or other distribution payable in additional shares of Common Stock.

Additionally, each share of Series A Preferred Stock will automatically convert into Common Stock:

i	a)

immediately prior to the closing of a firm commitment underwritten public offering of the company’s Common Stock on Form S-1, registered under the Securities Act, at a per share price not less than the Original Issue Price (as defined below) adjusted for any stock dividends, combinations, splits, recapitalizations and the like, for a total offering proceeds $5,000,000 or more (before deduction of underwriters commissions and expenses); or

	b)	upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis.

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In either of these events, the shares will convert in the same manner as a voluntary conversion.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or certain other events (each a “Deemed Liquidation Event”) such as the sale or merger of the company, all holders of Series A Preferred Stock will be entitled to a liquidation preference that is senior to holders of the Common Stock. Holders of Series A Preferred Stock will receive a liquidation preference equal to the greater of (a) an amount for each share equal to the Original Issue Price for such share, adjusted for any stock dividends, combinations, splits, recapitalizations and the like (the “liquidation preference”) plus any declared but unpaid dividends with respect to such shares or (b)  such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. Initially, the liquidation preferences for the shares of Series A Preferred Stock will be $4.00 per share (the “Original Issue Price”).

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the assets (or the consideration received in a transaction) that are distributable to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

After the payment of the full liquidation preference of the Series A Preferred Stock, the remaining assets of the company legally available for distribution (or the consideration received in a transaction), if any, will be distributed ratably to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

Drag Along Right

The investors’ rights agreement contains a “drag-along provision” related to the certain events, such as the sale, merger or dissolution of the company (a “Liquidating Event”). Investors who purchase Series A Preferred Stock agree that, if the board of directors, the majority of the holders of the company’s Common Stock, and the majority of the holders of the company’s Series A Preferred Stock vote in favor of such a Liquidating Event, then such holders of Series A Preferred Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to Liquidating Event, and deliver any documentation or take other actions reasonably requested by the company or the other holders in connection with the Liquidating Event.

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Information Rights

The Company also agreed in the investors’ rights agreement to grant certain information rights to Series A Preferred Stockholders that invested $50,000 or more (“Major Purchasers”). The information rights provided to Major Purchasers include: (1) annual unaudited financial statements for each fiscal year of the company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices; and (2) quarterly unaudited financial statements for each fiscal quarter of the company (except the last quarter of the company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal quarter, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments. If the company has audited records of any of the foregoing, it will provide those in lieu of the unaudited versions.

Additional Rights and Participation Rights

The investors’ rights agreement grants Series A Preferred Stockholders and their transferees certain rights in connection with the Company’s next equity offering. If in its next equity offering after the date that an investor executes the investors’ rights agreement (the “Next Financing”) the company issues securities that (a) have rights, preferences or privileges that are more favorable than the terms of the Series A Preferred Stock or (b) provide all such future investors in the Next Financing contractual terms such as registration rights, the company agrees to provide substantially equivalent rights to the investor with respect to the Series A Preferred Stock (with appropriate adjustment for economic terms or other contractual rights), including the amount of the Series A preferred stock liquidating distributions, through the investor’s proxy, if applicable, subject to the investor’s execution of any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing securities in the Next Financing (the “Next Financing Documents”), provided that certain rights may be reserved for investors with a minimum amount of investment in the Next Financing. Upon the execution and delivery of the Next Financing Documents, the investors’ rights agreement (excluding any then-existing and outstanding obligations) will be automatically amended and restated by and into the Next Financing Documents and will be terminated and of no further force or effect. As a result, the rights of investors who participate in any Next Financing will instead be governed by the Next Financing Documents.

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In the investors’ rights agreement, the Company also grants investors participation rights. Investors will have the right of first refusal to purchase the investor’s Pro Rata Share of any New Securities (each as defined below) that the company may issue in the Next Financing. The investor will have no right to purchase any New Securities if the investor cannot demonstrate to the Company’s reasonable satisfaction that the investor is at the time of the proposed issuance of New Securities eligible to purchase such New Securities under applicable securities laws. An investor’s “Pro Rata Share” means the ratio of (i) the number of shares of the company’s Common Stock issued or issuable upon conversion of the Series A Preferred Stock owned by the investor, to (ii) that number of shares of the company’s capital stock equal to the sum of (A) all shares of the company’s capital stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all options, warrants and other convertible securities and promissory notes, and (B) all shares of the Company’s capital stock reserved and available for future grant under any equity incentive or similar plan.

“New Securities” means any shares of the Company’s capital stock to be issued in the Next Financing, including Common Stock or Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock or Preferred Stock.

Warrants

On December 20, 2018 the Company issued a 7-year non-dilutive cashless warrant to purchase (i) shares of common stock equal to five percent (5%), calculated on a post-exercise basis, of the fully diluted capitalization of the Company, as of the date or dates of exercise, plus (ii) shares of preferred stock of each class or series of preferred stock of the Company equal to five percent (5%), calculated on a post-exercise basis, of the total issued and outstanding number of preferred shares of the Company, as of the date or dates of exercise. At December 31, 2019, based upon the Black-Scholes valuation model, with assumptions including: (1) a term of 5.975 years; (2) a volatility rate of 19.8% (3) a discount rate of 1.69% and (4) zero dividends, the warrant had a nominal value. At December 31, 2018, based upon the Black-Scholes valuation model, with assumptions including: (1) a term of 7 years; (2) a volatility rate of 100% (3) a discount rate of 1.00% and (4) zero dividends, the warrant had a nominal value.

Stock Options

The Company adopted a stock option plan and granted stock options to nine qualified individuals. Based upon a February 27, 2019 valuation performed by an independent and qualified financial consultant, all stock option grants were valued at $0.09 cents per share, which represents the estimated market value of a share of common stock at a date that was close to the date of the grants. Each grant vest in approximately four years, and expires in ten years from the date of the grant. The weighted average remaining life of the grants is 9.5 years at December 31, 2019.

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Stock-based compensation expense from the option grants amounted to $5,303 for the year ended December 31, 2019. The remaining unrecognized option expense that will be recognized as the option grants vest is $32,625.

The following table summarizes the option grant activity for the years ended December 31, 2019 and 2018.

	Option Number of Shares	Option Exercise Price Per Share	$	Average Exercise Price
Options outstanding December 31, 2018	-	-		$-

Issued during year ended December 31, 2019	573,200	$ 0.09 - $4.00		$1.29

Exercised/canceled during year ended Decemeber 31, 2019	-	-		$-

Options outstanding December 31, 2019	573,200	$ 0.09 - $4.00		$1.29

Options exercisable, December 31, 2019	76,918	$ 0.09 - $4.00		$0.84

9. Loss Per Common Share

Loss per common share data was computed as follows:

	2019	2018
Net loss	$(1,796,265)	$(712,268)

Weighted average common shares outstanding	2,896,015	103,333

Effect of dilutive securities	—	—

Weighted average dilutive common shares outstanding	2,896,015	103,333

Earnings (loss) per common share – basic	$(0.62)	$(6.89)

Earnings (loss) per common share – diluted	$(0.62)	$(6.89)

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For the year ended December 31, 2019, the Company excluded 702,021 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 704,268 shares of Common Stock issuable upon the exercise of outstanding options and warrants to purchase Common Stock from the calculation of net loss per share because the effect would be anti-dilutive. For the year ended December 31, 2018, the Company excluded 4,469 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock from the calculation of net loss per share because the effect would be anti-dilutive. All of the Company’s debt is convertible into shares of common stock, however, the debt cannot be converted until certain contingencies are met. Consequently, any potentially issuable shares of common stock resulting from a debt conversion have not been considered.

10. Related Party Transactions

The Company has transactions with officers and directors or entities related to the officers and directors that are classified as related party transactions. Such transactions and balances as of and for the years ended December 31, 2019 and 2018 are as follows:

	2019	2018
Accounts payable	$8,518	$31,128
Accrued interest payable	$124,964	$7,227
Officer salary payable	$88,125	$48,877
Current portion of long-term debt	$1,205,000	$1,025,000
Long-term debt	$48,000	$43,000

The Company owes a board member $71,000 in notes payable at December 31, 2019 and 2018. The same board member is also owed $5,969 and $3,129 in accrued interest payable, and $4,000 and $26,488 in accounts payable at December 31, 2019 and 2018, respectively. This board member also received a stock option grant to purchase 180,000 shares of common stock at a price of $0.61 per share. The grant vests over a four-year period ending on May 27, 2023 and expires on May 27, 2029. The grant was valued at $12,193; $1,821 in expense was recorded in the year ended December 31, 2019 and $10,372 is the remianing unrecognized option expense at December 31, 2019.

The Company owes its Chief Executive Officer $4,518 and $4,611 in accounts payable and $88,125 and $48,877 in salary payable at December 31, 2019 and 2018, respectively. On May 27, 2019, the Chief Executive Officer received a stock option grant to purchase 160,000 shares of common stock at a price of $0.61 per share. The grant vests over a four-year period ending on May 27, 2023 and expires on May 27, 2029. The grant was valued at $10,838; $1,618 in expense was recorded in the year ended December 31, 2019 and $9,220 is the remaining unrecognized option expense at December 31, 2019.

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The Company owed its former Chief Executive Officer $76,000 in notes payable at December 31, 2018 and $4,098 in accrued interest payable. The $76,000 in debt and a total of $7,229 in accrued interest payable was paid in full on December 31, 2019.

As of December 31, 2019 and 2018, the Company owes a related-party lender notes payable of $800,000 and $800,000 and accrued interest payable of $117,295 and $69,295, respectively. This lender also holds the anti-dilutive warrant for which the Company has recorded a warrant liability of $229,244. See Notes 5 and 8.

Stock-based compensation to officers in the year ended December 31, 2019 amounted to $339,257. 1,957,080 shares of Common Stock issued to the Company's Chief Executive Officer were recorded as $176,137 in stock-based compensation and 1,812,447 shares of Common Stock issued to the Company's Chief Medical Officer were recorded as $163,120 in stock-based compensation. The Common Stock issuances were valued at a price of $0.09 per shared based upon an independent valuation prepared in compliance with Internal Revenue Code Section 409A and Accounting Standards Codification 718.

11. Subsequent Events

On January 20, 2020, the Company hired a Vice President of Engineering. In addition to his base salary, he received a stock option (“Option”) to purchase 100,000 shares of Common Stock at an exercise price of $4.00 per share. 25% of the Option shall vest and become exercisable on his first anniversary if he continues to have a service relationship with the Company at such time. Thereafter, the remaining 75% of the Option shall vest and become exercisable in twelve equal 6-month installments over the six-year period following the first anniversary date, provided he continues to have a service relationship with the Company on each vesting date.

On February 24, 2020, the Company executed an industrial net lease at 3913 Todd Lane Austin, Texas, and moved its corporate headquarters to this location. The premises is approximately 4,100 square feet and the lease term is from March 1, 2020 to March 31, 2024. In the first year of the lease, the monthly base rent is $5,408, and it increases to $5,909 in the fourth year.

On April 24, 2020, the Company completed a raise of approximatley $13,600,000 by selling its Series A Preferred Stock at $4.00 a share under an offering statement that was qualified by the Securities and Exchange Commission under Tier II of Regulation A. This amount represents approximately $10,800,000 additional gross proceeds since its first rolling close in December 2019.

The Company evaluated subsequent events through May 1, 2020, the date these original financial statements were available to be issued. There were no other material subsequent events that required recognition or additional disclosure in these financial statements.

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EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Fourth Amended and Restated Certificate of Incorporation, as amended*

2.2	Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation*

2.3	Bylaws*

3.1	Investors’ Rights Agreement*

6.1	Consulting Agreement dated March 27, 2017 between Monogram Orthopaedics, Inc. and Doug Unis*

6.2	Amended Employment Agreement dated April 29, 2018 between Monogram Orthopaedics, Inc. and Benjamin Sexson*

6.3	April 30, 2019 Amendment to Employment Agreement dated April 29, 2018 between Monogram Orthopaedics, Inc. and Benjamin Sexson (included as Exhibit 6.14 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419034309/tv523790_ex6-14.htm)

6.4	May 31, 2020 Amendment to Employment Agreement dated April 29, 2018 between Monogram Orthopaedics, Inc. and Benjamin Sexson

6.5	April 30, 2019 Amendment to Employment Agreement dated April 29, 2018 between Monogram Orthopaedics, Inc. and Benjamin Sexson (included as Exhibit 6.14 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419034309/tv523790_ex6-14.htm)

6.6	Restricted Stock Award dated March 27, 2017 between Monogram Orthopaedics, Inc. and Douglas Unis (included as Exhibit 6.15 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-15.htm)

6.7	Restricted Stock Award dated April 30, 2019 between Monogram Orthopaedics, Inc. and Benjamin Sexson (included as Exhibit 6.16 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-16.htm)

6.8	Licensing Agreement dated October 3, 2017 between Monogram Orthopaedics, Inc. as Licensee and Icahn School of Medicine at Mount Sinai as Licensor (included as Exhibit 6.17 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-17.htm)

6.9	Option Agreement dated March 18, 2019 between Monogram Orthopaedics, Inc. and Icahn School of Medicine at Mount Sinai (included as Exhibit 6.18 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-18.htm).

6.10	Development and Supply Agreement dated December 20, 2018 between Monogram Orthopaedics Inc. and Pro-Dex, Inc. (included as Exhibit 6.19 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-19.htm)

6.11	Warrant Agreement dated December 20, 2018 between Monogram Orthopaedics Inc. and Pro-Dex, Inc. (included as Exhibit 6.20 to the company’s Form 1-A filed September 10, 2019, available here: (http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-20.htm)

6.12	2019 Stock Option and Grant Plan (included as Exhibit 6.21 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-21.htm)

6.13	Warrant to Purchase Capital Stock dated February 7, 2019 between Monogram Orthopaedics, Inc. and ZB Capital Partners, LLC as Holder (included as Exhibit 6.23 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419034309/tv523790_ex6-23.htm)

6.14	Amendment to Licensing Agreement dated July 5, 2019 between Monogram Orthopaedics, Inc. as Licensee and Icahn School of Medicine at Mount Sinai (included as Exhibit 6.24 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419034309/tv523790_ex6-24.htm)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on, June 11, 2020.

MONOGRAM ORTHOPAEDICS, INC.

By	/s/ Benjamin Sexson
Benjamin Sexson, Chief Executive Officer
Monogram Orthopaedics, Inc.

The following persons in the capacities and on the dates indicated have signed this Annual Report.

/s/ Benjamin Sexson
Benjamin Sexson, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, Director
Date: June 11, 2020

/s/ Doug Unis
Doug Unis, Director
Date: June 11, 2020

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